Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES B PREFERRED STOCK

OF CERUS CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

CERUS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The date on which the corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was July 31, 1996.

SECOND: The corporation filed on March 2, 1999 with the Secretary of State of the State of Delaware a Certificate of Designation of Series B Preferred Stock designating the rights, preferences and privileges of the corporation’s Series B Preferred Stock.

THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of DGCL, have adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the series of Preferred Stock, par value $0.001 per share, of the corporation, designated as “Series B Preferred Stock” (the “Series B Preferred”) in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on March 2, 1999 (“the Certificate of Designation”), are outstanding and no shares of Series B Preferred will be issued subject to the Certificate of Designation;

RESOLVED FURTHER, that all matters set forth in such Certificate of Designation with respect to such Series B Preferred be eliminated from the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”); and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute this Certificate of Elimination and to file this Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Restated Certificate all matters set forth therein with respect to the Series B Preferred.

FOURTH: That all provisions set forth in the Certificate of Designation of Series B Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Elimination to be signed by its Vice President, Finance and Chief Accounting Officer as of August 22, 2012.

CERUS CORPORATION

By: /s/ KEVIN D. GREEN
Kevin D. Green
Vice President, Finance and Chief Accounting Officer